Exhibit 99.1

One Horizon Group’s Optimized VoIP Technology Goes Live with Second Operator in Zimbabwe

Application launched today pre-installed on 20,000 Tablets

LIMERICK, IRELAND -- (Marketwired) – 12/20/16 -- One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced the launch of its second optimized VoIP technology in Africa through a license agreement with Cullian Corporation (‘Cullian’), http://www.cullian.com. The application allows all of Zimbabwe’s smartphone and tablet users to make high-quality mobile phone calls for less than the cost of a local call. This is One Horizon’s second deployment of its proprietary VoIP technology in Africa following an agreement with Zimbabwe’s leading mobile network operator in October 2016.

Cullian is a mobile solution and payment service provider with a recently launched network initially in Zimbabwe and to be rolled out throughout other African territories in 2017. In Africa, Cullian is targeting smartphone users with low-cost call per minute options that operates across all of Africa’s cellular networks including 2G and 3G. As part of the agreement, the white-labeled One Horizon application branded for Cullian will be pre-installed on 20,000 ZTE tablets and distributed through Cullian’s network in Zimbabwe in time for the festive season.

Brian Collins, CEO of One Horizon Group, stated, "We are extremely pleased to expand our presence in Zimbabwe for users on all carrier networks. The Cullian white label application has been customized for the demand of Cullian’s subscribers and is already fully integrated with their nationwide distribution network of resellers. As part of Cullian’s unique marketing strategy, the application will be pre-installed on tablets and ready for use immediately. Users abroad can seamlessly top-up using PayPal and iTunes to call Zimbabwe for as much as 77% less than Skype per minute. Being the only mobile VoIP technology in the world that is retro-compatible with 2G and 3G networks opens tremendous opportunities for us throughout Sub-Saharan Africa and North Africa where 4G penetration remains below 5%. We fully expect more of these types of partnerships to close throughout 2017 and beyond as awareness of our unique smartphone solutions grows.”

About Cullian Corporation:

Cullian Corporation is a provider of smartphone telecommunication services using Google Play and Apple iTunes. The company offers solutions in mobile voice calls and payment services. Cullian Corporation has just launched its network in Zimbabwe and is rolling to in other African territories throughout 2017.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 43 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Contact:
KCSA Strategic Communications
Valter Pinto

PH: 212.896.1254

Valter@KCSA.com

www.KCSA.com